Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Callable Dual Directional Barrier Securities Linked to the S&P 500 Futures Excess Return Index Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: The S&P 500 Futures Excess Return Index (ticker “ SPXFP ”). The underlying tracks futures contracts on the S&P 500® Index and is calculated, maintained and published by S&P Dow Jones Indices LLC. Underlying: October 27, 2026 Pricing date: October 27, 2031 Valuation date: October 30, 2031 Maturity date: We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less th an three business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash per se curity equal to $1,000 plus the premium applicable to that potential redemption date. Redemption: Monthly, beginning after one year Potential redemption dates: 13.50% per annum Premium: 60% of the initial underlying value Final barrier value: 17334DSF0 / US17334DSF05 CUSIP / ISIN: The closing value of the underlying on the pricing date Initial underlying value: T he closing value of the underlying on the valuation date Final underlying value: (Final underlying value - initial underlying value) / initial underlying value Underlying return: At least 225.00%* Upside participation rate: $1,000 × the absolute value of the underlying return Absolute return amount: $1,000 × the underlying return × the upside participation rate Upside return amount: • If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the upside return amount • If the final underlying value is less than the initial underlying value but greater than or equal to the final barrier value: $1,000 + the absolute return amount • If the final underlying value is less than the final barrier value: $1,000 + ($1,000 × the underlying return) If we do not redeem the securities prior to maturity and the final underlying value is less than the final barrier value, you wi ll receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. Payment at maturity (if we do not redeem the securities prior to maturity): $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated October 1, 2026 Pricing Supplement: *The actual upside participation rate will be determined on the pricing date.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Payment at Maturity** Hypothetical Payment at Maturity*** Hypothetical Security Return Hypothetical Underlying Return $2,125.00 112.50% 50.00 % C $1,562.50 56.25% 25.00% $1,225.00 22.50% 10.00% $1,000.00 0.00% 0.00% B $1,200.00 20.00% - 20.00% $1,400.00 40.00% - 40.00% $599.90 - 40.01% - 40.01% A $250.00 - 75.00% - 75.00% $0.00 - 100.00% - 100.00% **Assumes we have not redeemed the securities prior to maturity. ***Assumes that the upside participation rate will be set at the lowest value indicated in this offering summary. A B C Hypothetical Redemption Amount Premium Potential Redemption Date $1,135.00 13.500% November 1, 2027 $1,146.25 14.625% December 2, 2027 $1,157.50 15.750% December 30, 2027 $1,168.75 16.875% February 1, 2028 $1,180.00 18.000% March 2, 2028 $1,191.25 19.125% March 30, 2028 $1,202.50 20.250% May 2, 2028 $1,213.75 21.375% June 2, 2028 $1,225.00 22.500% June 30, 2028 $1,236.25 23.625% August 1, 2028 $1,247.50 24.750% August 31, 2028 $1,258.75 25.875% October 2, 2028 $1,270.00 27.000% November 1, 2028 $1,281.25 28.125% November 30, 2028 $1,292.50 29.250% January 2, 2029 $1,303.75 30.375% February 1, 2029 $1,315.00 31.500% March 2, 2029 $1,326.25 32.625% April 2, 2029 $1,337.50 33.750% May 2, 2029 $1,348.75 34.875% June 1, 2029 $1,360.00 36.000% July 2, 2029 $1,371.25 37.125% August 1, 2029 $1,382.50 38.250% August 30, 2029 $1,393.75 39.375% October 2, 2029 $1,405.00 40.500% November 1, 2029 $1,416.25 41.625% November 30, 2029 $1,427.50 42.750% January 2, 2030 $1,438.75 43.875% January 31, 2030 $1,450.00 45.000% March 4, 2030 $1,461.25 46.125% April 1, 2030 $1,472.50 47.250% May 2, 2030 $1,483.75 48.375% May 31, 2030 $1,495.00 49.500% July 2, 2030 $1,506.25 50.625% August 1, 2030 $1,517.50 51.750% August 30, 2030 $1,528.75 52.875% October 2, 2030 $1,540.00 54.000% October 31, 2030 $1,551.25 55.125% December 3, 2030 $1,562.50 56.250% January 2, 2031 $1,573.75 57.375% January 30, 2031 $1,585.00 58.500% March 4, 2031 $1,596.25 59.625% April 1, 2031 $1,607.50 60.750% May 1, 2031 $1,618.75 61.875% May 30, 2031 $1,630.00 63.000% July 2, 2031 $1,641.25 64.125% July 31, 2031 $1,652.50 65.250% September 2, 2031 $1,663.75 66.375% October 2, 2031

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. If we do not redeem the securities prior to maturity , your payment at maturity will depend on the performance of the underlying. If the final underlying value is less than the final barrier value, the absolute return feature will no longer be available and, instead, you will lose 1% of the stated principal amount of your securities for every 1% by which the final underlying value is less than the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • Your potential for positive return from depreciation of the underlying is limited. • We may redeem the securities at our option prior to maturity, which would result in your losing the opportunity to participate in any appreciation of the underlying at maturity. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing value of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The underlying is expected to underperform the total return performance of the S&P 500 ® Index because the performance of the underlying is expected to be reduced by an implicit financing cost, and any increase in this cost will adversely affect the performance of the securities. • The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. • The issuer and its affiliates may have economic interests that are adverse to yours. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 293732 and 333 - 293732 - 02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.